SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported) August 30, 2004

REGAL-BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

200 State Street, Beloit, Wisconsin 53511
(Address of principal executive offices)

(608) 364-8800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.01     Acquisition for Disposition of Assets

On August 30, 2004, REGAL-BELOIT Corporation (the “Company”) acquired, from several subsidiaries of General Electric Company (the “Seller”), through a wholly-owned subsidiary (the “Purchaser”), selected assets and assumed certain liabilities of the Seller’s Commercial AC motor business, pursuant to a Purchase Agreement, dated as of August 10, 2004, and as amended on August 30, 2004, between the Company and the Seller. The Company’s acquisition of the selected assets and assumed liabilities is referred to herein as the “Acquisition.”

As consideration for the Acquisition, the Company paid to the Seller at closing approximately $72.5 million in cash. The purchase price is subject to a post-closing adjustment based on the net working capital at August 30, 2004 as set forth in the Purchase Agreement. The purchase price was funded through loans from the Company’s existing bank credit facility.

The description contained herein is qualified in its entirety by reference to the Purchase Agreement , the amended Purchase Agreement and a News Release dated August 30, 2004, which are filed as Exhibits 2.1 and 2.2 and Exhibit 99, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Among the assets acquired, the Company, through its REGAL-BELOIT Electric Motors, Inc. subsidiary, also purchased all of the capital stock of Compania Armadora S. de R.L. de C.V., a Mexican corporation, and the Seller's interests in a joint venture in China. The Acquisition is engaged in the business of developing, manufacturing, selling and distributing AC electric motors and related products. It is the intention of the Company to continue to operate the Acquisition as part of the Company's operations.

Item 9.01.     Financial Statements, Pro Forma Financial Information and Exhibits

                a)      Financial Statement of Business Acquired

                The required financial statements for the Acquisition are not filed with this Current Report on Form 8-K, but will be filed as soon as practicable and in no event later than November 12, 2004.

                b)      Pro Forma Financial Information

                The required pro forma financial information is not filed with this Current Report on Form 8-K, but will be filed as soon as practicable and in no event later than November 12, 2004.

                c)      Exhibits

                The exhibits listed in the accompanying Exhibit Index are filed as part of this current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL-BELOIT CORPORATION

	By:	/s/ David A. Barta
David A. Barta Vice President, Chief Financial Officer
Dated: September 3, 2004

REGAL-BELOIT CORPORATION
Exhibit Index to Current Report on Forms 8-K
Dated September 3, 2004

Exhibit Number	Description

(2.1)	Purchase Agreement dated as of August 10, 2004, between REGAL-BELOIT Corporation and General Electric Company.*

(2.2)	Amended Purchase Agreement dated as of August 30, 2004, between REGAL-BELOIT Corporation and General Electric Company.*

(99)	News Release dated August 30, 2004

______________________
*                    The schedules and exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

Exhibit 2.1

PURCHASE AGREEMENT

dated as of August 10, 2004

between

GENERAL ELECTRIC COMPANY

and

REGAL-BELOIT CORPORATION

i

EXHIBITS

Exhibit A	List of the Business Subsidiary, the Affiliated Company and Equity Sellers
Exhibit B	Definitions Exhibit C-1 Trademark License Agreement
Exhibit C-2	IP License Agreement
Exhibit C-3	Principal Terms of Transition Services Agreement
Exhibit C-4	Taylor Street Contract Manufacturing Agreement
Exhibit C-5	Casa Contract Manufacturing Agreement
Exhibit C-6	Distribution Agreement
Exhibit C-7	Wire Mill Supply Agreement
Exhibit C-8	Procon Supply Agreement
Exhibit C-9	Sales Representative Agreement
Exhibit C-10	Reynosa Supply Agreement
Exhibit C-11	Capacitor Sales Agreement
Exhibit C-12	Customs Clearance Services Agreement
Exhibit C-13	Principal Terms of Amended and Restated Lease
Exhibit C-14	Portland Transitional Warehousing Services Agreement
Exhibit C-15	El Paso Transitional Warehousing Services Agreement
Exhibit C-16	Canada Transitional Warehousing Services Agreement
Exhibit C-17	Principal Terms of GEHI Master Restructuring Agreement
Exhibit C-18	Principal Terms of Rechi Supply Agreement
Exhibit D	Employee Matters
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Instrument of Cancellation
Exhibit G	Transaction Accounting Principles

                    This PURCHASE AGREEMENT, dated as of August10, 2004, is made between GENERAL ELECTRIC COMPANY, a New York corporation (“GE”) and REGAL-BELOIT CORPORATION, a Wisconsin corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

                    A.      GE holds, directly or indirectly, all of the outstanding shares of, or interests in, GE Industrial Systems Technology Management Inc., a Delaware corporation (“GE Technology Management”), GE Industrial Systems Mexico LP, a Delaware limited partnership (“GEIS Mexico”) and General Electric Canada, a Canadian general partnership (“GE Canada”). GE Technology Management, GEIS Mexico and GE Canada are collectively referred to herein as the “Asset Sellers”.

                    B.      GE and/or certain of its direct or indirect Subsidiaries own shares of or ownership interests in the entities identified in Exhibit A hereto as (1) the “Business Subsidiary” and (2) the “Affiliated Company”. GE and the Subsidiaries so identified in Exhibit A hereto are collectively referred to herein as the “Equity Sellers” and, together with the Asset Sellers, the “Sellers”.

                    C.      In connection with the consummation of the transactions contemplated hereby, (1) GE’s equity interest in GR Holdings (Hong Kong) Limited, a Hong Kong company (“Non-Affiliated Company”), will be transferred to Rechi Precision Co., Ltd. (“Rechi”) and (2) GE’s equity interest in Rechi Refrigeration (Dongguan) Co., Ltd. (“Affiliated Supplier”), will be transferred to Rechi when GE’s equity in the Non-Affiliated Company is transferred to Rechi. The transfer of equity in the Non-Affiliated Company is subject to the consummation of a new Rechi Supply Agreement between Acquiror and Affiliated Supplier.

                    D.      The Motors and Controls Business of the Consumer and Industrial Systems business unit of GE is, through the Asset Sellers, the Business Subsidiary and the Affiliated Company presently engaged in the business of designing, manufacturing and selling the Products (as hereinafter defined); such business and products collectively, and as conducted and designed, manufactured and sold on the date hereof, the “Business”.

                    E.     GE wishes to sell, and to cause to be sold by the other Sellers, to the Acquiror, and the Acquiror wishes to purchase, or cause a wholly-owned Subsidiary of the Acquiror to purchase, from the Sellers, (i) all of the issued and outstanding shares of or other ownership interests in the Business Subsidiary (the “Equity Interests”), (ii) the ownership interests in the Affiliated Company that are held by the Equity Sellers (the “Minority Interests”), and (iii) certain of the assets of the Asset Sellers, upon the terms and subject to the conditions set forth in this Agreement. In addition, the Acquiror wishes to assume, and GE wishes to have the Acquiror assume, certain liabilities of the Asset Sellers, upon the terms and subject to the conditions set forth in this Agreement.

                    F.      In addition to the Business, the Motors and Controls Business of the Industrial Systems business unit of GE is also engaged in several other lines of business (identified in Section 5.17(b) of the Disclosure Schedule as the “Other M&C Businesses”). GE and its Affiliates will retain all assets, properties, rights, liabilities and obligations primarily related to and/or associated with the Other M&C Businesses.

                    G.     The parties to this Agreement are entering into an agreement with respect to Tax matters (the "Tax Matters Agreement") on the date of this Agreement.

                    NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

                    Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit B to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

                    Section 2.01. Purchase and Sale of the Equity Interests and the Minority Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, GE shall, and shall cause the other Equity Sellers to, sell, convey, assign, transfer and deliver to the Acquiror (or upon the Acquiror’s request, to one or more wholly-owned subsidiaries of the Acquiror as designated by the Acquiror), free and clear of all Liens, except for Permitted Equity Liens, and the Acquiror shall purchase, acquire and accept from the Equity Sellers, all of the Equity Sellers’ right, title and interest in and to the Equity Interests and the Minority Interests.

                    Section 2.02. Purchase and Sale of Assets.

                    (a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, GE shall, and shall cause the other Asset Sellers to, sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to the Acquiror (or upon the Acquiror’s request, to one or more wholly-owned subsidiaries of the Acquiror as designated by the Acquiror), free and clear of all Liens, except for Permitted Liens, and the Acquiror shall purchase, acquire and accept from GE and the other Asset Sellers, all of the assets, properties, rights, licenses, Contracts (or portions thereof or rights thereunder) and businesses, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, leased or licensed by the Asset Sellers and used primarily in the conduct of the operation of the Business by the Asset Sellers as the same shall exist on the Closing Date, including all assets shown on the Reference Statement of Net Current Assets and not disposed of in the ordinary course of business consistent with past practice as permitted by this Agreement, and all assets of the Business acquired by the Asset Sellers after the date of the Reference Statement of Net Current Assets and prior to the Closing as permitted by this Agreement (collectively, the “Transferred Assets”), including all right, title and interest of the Asset Sellers in, to and under:

                    (i) all personal property and interests therein, including machinery, equipment, tools, supplies, furniture, office equipment, software, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible personal property used or held for use primarily in the conduct of the operation of the Business, including the items listed in Section 2.02(a)(i) of the Disclosure Schedule;

                    (ii) all raw materials, work-in-process, finished goods (including those in transit), supplies, components, service and replacement parts and other inventories used or held for resale in the conduct of the operation of the Business, together with related packaging materials (collectively, “Inventory”), other than Excess Inventory (as defined in Section 5.22);

                    (iii) subject to Section 2.03, all rights that relate to the Business (the “Assumed Contract Rights”) under Contracts listed in Section 2.02(a)(iii) of the Disclosure Schedule;

                    (iv) the owned and leased real property listed in Section 2.02(a)(iv) of the Disclosure Schedule;

                    (v) all accounts, drafts, notes and other receivables that relate to the Business;

                    (vi) all expenses that have been prepaid by the Asset Sellers to the extent relating to the Business, including ad valorem Taxes and lease and rental payments;

                    (vii) all of the Asset Sellers’ causes of action against third parties relating to the Transferred Assets or any Assumed Liability, including rights under manufacturers’ and vendors’ warranties;

                    (viii) all Business Patents and Business Trademarks owned by the Asset Sellers;

                    (ix) all transferable licenses, permits or other governmental authorizations used in the conduct of the operation of the Business by the Business Subsidiary and the Affiliated Company and all other transferable licenses, permits or other governmental authorizations used primarily in the conduct of the operation of the Business;

                    (x) to the extent they relate to the Business, all books, records, files and papers, whether in hard copy or computer format, used primarily in the conduct of the operation of the Business, including engineering information, sales and promotional literature, catalogs, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, copies of any information relating to Taxes imposed on the Business, and to the extent not prohibited by applicable law, personnel and employment records;

                    (xi) except as set forth in Section 2.02(b)(x) of the Disclosure Schedule, all computer programs, source code, software and data, including all machine readable code, printed listings of code, documentation and related property and information, owned by the Asset Sellers and used in the conduct of the operation of the Business; and

                    (xii) all goodwill associated with the Business.

                    (b) Excluded Assets. The Acquiror expressly understands and agrees that the following assets and properties of the Asset Sellers (the “Excluded Assets”) shall be retained by GE and the Asset Sellers, and shall be excluded from the Transferred Assets, notwithstanding any other provision of this Agreement:

                    (i) all cash and Cash Equivalents on hand or held by any bank or other third Person;

                    (ii) the GE Name and GE Marks, together with any Contracts granting rights to use the same, except as provided in the Trademark License Agreement (as defined herein);

                    (iii) except as forth in Section 2.02(a)(iv) of the Disclosure Schedule, all owned and leased real property and other interests in real property;

                    (iv) all refunds (or credits) of any Tax for which GE or its Affiliates are liable under the Tax Matters Agreement as well as any documents or rights to any Tax planning methods and techniques utilized by GE or its Affiliates;

                    (v) the Sellers’ employee benefit plans, programs, arrangements and agreements (including any retirement and retirement health benefit plans, programs, arrangements and agreements and collective bargaining agreements, but not including employment agreements with Transferred Employees listed in Section 2.02(a)(iii) of the Disclosure Schedule) and policies, and any assets related thereto (“Benefits Arrangements”), except as provided in Exhibit D;

                    (vi) all policies of or agreements for insurance and interests in insurance pools and programs (“Insurance Arrangements”);

                    (vii) any assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of any provisions of this Agreement during the period from the date of the Reference Statement of Net Current Assets until the Closing Date;

                    (viii) all Intellectual Property other than the Business Patents and Business Trademarks, including, for the avoidance of doubt, Other Patents, Business Related Copyrights and Business Related Technology;

                    (ix) all causes of action (including counterclaims) and defenses against third parties relating to the Excluded Assets and the Excluded Liabilities;

                    (x) all inventory, accounts receivable, Intellectual Property, customer relationships and goodwill associated with or relating to the 39G motors (the 39 frame fan motor) currently manufactured at the Casa Facility (the "39G Excluded Assets");

                    (xi) all inventory, accounts receivable, Intellectual Property, personal property and equipment, customer relationships, goodwill and other assets and properties associated with or relating to the electric vehicle line currently operated at the Casa Facility;

                    (xii) pursuant to the terms of Section 5.22, all Excess Inventory; and

                    (xiii) the assets and properties listed in Section 2.02(b)(xiii) of the Disclosure Schedule.

                    The foregoing terms shall not effect or be deemed to effect any rights, interests or claims that the Acquiror may have pursuant to Section 3.11 of this Agreement.

                    (c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Acquiror hereby agrees, effective at the time of the Closing, to assume and agree to pay, discharge and perform, or to cause one or more of its wholly-owned Subsidiaries to pay, discharge or perform, only the following liabilities (collectively, the “Assumed Liabilities”):

                    (i) all liabilities and obligations for Taxes, benefits, workers compensation and compensation for which the Acquiror expressly bears the ultimate responsibility pursuant to an obligation to assume, indemnify or reimburse under the Tax Matters Agreement or Exhibit D of this Agreement, except as excluded in subsection (d)(vi) below;

                    (ii) all liabilities and obligations of the Business reflected on the Final Modified Net Current Assets Statement, but only to the extent that such liabilities and obligations are specifically accounted for thereon; and

                    (iii) all liabilities and obligations related to or arising in connection with the Assumed Contract Rights.

                    (d) Excluded Liabilities. The Acquiror is not assuming or agreeing to pay or discharge any of the liabilities or obligations that are not expressly assumed by the Acquiror under Section 2.02(c) including any of the following (all liabilities and obligations other than the Assumed Liabilities are herein referred to as the “Excluded Liabilities”):

                    (i) any Debt;

                    (ii) any liability or obligation relating to or arising under any Excluded Asset;

                    (iii) any liability or obligation arising under Environmental Laws related to conditions on the Real Properties or the operations of the Business on or prior to the Closing Date;

                    (iv) any liability or obligation for Taxes, benefits, workers compensation and compensation not expressly assumed by the Acquiror under the Tax Matters Agreement or Exhibit D of this Agreement;

                    (v) any liability for any employment-related action related to conditions, acts or omissions that occurred prior to the Closing Date for the US Transferred Employees and the Casa Employees (as defined in Exhibit D) or prior to the Transfer Date for the IBC Employees (as defined in Exhibit D);

                    (vi) any liability for violations of law or fiduciary duty that occurred prior to the Closing Date in connection with the international employee benefit plans assumed by the Acquiror pursuant to Exhibit D;

                    (vii) any liability or obligation to provide parts or service on, or to replace, repair or recall, any products sold by the Business on or prior to the Closing Date, and any other liabilities and obligations related to warranty claims in regards to such products, but in each case only to the extent that, in the aggregate, all such liabilities and obligations are in excess of the amounts related to such liabilities and obligations as reflected on the Final Modified Net Current Assets Statement; and

                    (viii) any liability or obligation for personal injury and property damage arising out of or resulting from any products manufactured or sold by the Business on or prior to the Closing Date, including those matters set forth on Section 3.08 of the Disclosure Schedule, but only to the extent that, in the aggregate, all such liabilities and obligations are in excess of the amounts related to such liabilities and obligations as reflected on the Final Modified Net Current Assets Statement.

                    Section 2.03. Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Acquiror or the Asset Sellers (as applicable) thereunder. Subject to Section 5.05(d), the Asset Sellers will use their commercially reasonable best efforts to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Acquiror as the Acquiror may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Asset Sellers (as applicable) thereunder so that the Acquiror would not in fact receive all such rights, the Asset Sellers and the Acquiror will, without limiting the obligations of the parties pursuant to Section 5.05(d), cooperate in a mutually agreeable arrangement under which the Acquiror would obtain at no additional cost to Acquiror the benefits and assume the obligations and bear the economic burden thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Asset Sellers would enforce for the benefit of the Acquiror any and all of their rights against a third party thereto, and the Asset Sellers would promptly pay to the Acquiror when received all monies received by them under any Transferred Asset or any claim or right or any benefit arising thereunder.

                    Section 2.04. Closing. On the second Business Day following the satisfaction of the conditions set forth in Sections 8.01(b) and 8.02(c), or on such other date as GE and the Acquiror may mutually agree in writing, provided that, in any case, the other conditions to closing specified in Sections 8.01 and 8.02 are then satisfied or have been waived, the sale and purchase of the Equity Interests, the Minority Interests and the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, or such other place as GE and the Acquiror may agree in writing, the date on which the Closing takes place being the “Closing Date.”

                    Section 2.05. Purchase Price. The “Purchase Price” for the Equity Interests, the Minority Interests, the Transferred Assets and the non-competition obligations set forth in Section 5.17 shall be (a) the assumption of the Assumed Liabilities plus (b) an amount in cash equal to $72,505,000, or such greater or lesser amount determined as a result of a Closing Adjustment, if any, determined pursuant to Section 2.06. The Purchase Price shall be subject to Post-Closing Adjustment as set forth in Section 2.11 and shall be subject to further adjustment pursuant to the terms and conditions set forth in Section 2.05 of the Disclosure Schedule.

                    Section 2.06. Closing Adjustment. a) The “Closing Adjustment” shall be the amount specified in the Closing Notice and shall be equal to the amount of Modified Net Current Assets set forth in the Statement of Estimated Closing Modified Net Current Assets less $23,667,000. For purposes of this Agreement, “Modified Net Current Assets” means:

                    (i) Net Current Assets of the Business; plus

                    (ii) cash and Cash Equivalents of the Business Subsidiary; minus

                    (iii) Debt of the Business Subsidiary plus 51% of the Debt of the Affiliated Company.

If the Closing Adjustment is a positive amount, then the Purchase Price paid by the Acquiror as directed by GE at Closing shall be increased by the Closing Adjustment. If the Closing Adjustment is a negative amount, then the Purchase Price paid by the Acquiror as directed by GE at Closing shall be decreased by the absolute value of the Closing Adjustment.

                    (b) Not less than five Business Days prior to the anticipated Closing Date, GE shall provide the Acquiror with a preliminary estimated Statement of Modified Net Current Assets as of the Closing Date (the “Statement of Estimated Closing Modified Net Current Assets”), which shall be accompanied by a notice (the “Closing Notice”) that sets forth (i) GE’s calculation and determination of the Closing Adjustment and the Purchase Price and (ii) the account or accounts to which the Acquiror shall transfer funds pursuant to Section 2.08.

                    (c) The Statement of Estimated Closing Modified Net Current Assets shall be prepared in accordance with U.S. GAAP applied consistently with the Transaction Accounting Principles as applied in connection with the preparation of the Reference Statement of Net Current Assets and shall otherwise contain the same line items as the Reference Statement of Net Current Assets (except that the Statement of Estimated Closing Modified Net Current Assets shall be determined in accordance with this Section 2.06).

                    Section 2.07. Closing Deliveries by GE.

                    At the Closing, GE shall deliver or cause to be delivered to the Acquiror:

                    (i) the certificates or other applicable instruments evidencing the Equity Interests and the Minority Interests, duly endorsed in blank or accompanied by powers duly executed in blank;

                    (ii) the Assignment and Assumption Agreement and the Instrument of Cancellation, duly executed by the Asset Sellers;

                    (iii) a receipt for the Purchase Price;

                    (iv) certificates of the Secretary, Assistant Secretary or other officer or authorized person of each of the Sellers, dated the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors or other governing body of such Seller evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

                    (v) the Transition Services Agreement, the Trademark License Agreement, the Taylor Street Contract Manufacturing Agreement, the Casa Contract Manufacturing Agreement, the Distribution Agreement, the Wire Mill Supply Agreement, the Procon Supply Agreement, the Sales Representative Agreement, the GEHI Master Restructuring Agreement, the IP License Agreement, the Reynosa Supply Agreement, the Capacitor Sales Agreement, the Customs Clearance Services Agreement, the Amended and Restated Lease and the Warehousing Agreements and other documents required to be delivered pursuant to Section 8.02, each duly executed by the appropriate Seller or other GE Affiliate;

                    (vi) the certificate required to be delivered pursuant to Section 8.02(a);

                    (vii) a copy of the Bylaws, if applicable, of each Seller certified by the Secretary or an Assistant Secretary of such Seller, a copy of the Certificate of Incorporation or similar organizational documents of each Seller certified by the appropriate governmental authority in its jurisdiction of incorporation or organization, and, to the extent applicable, a certificate of the appropriate governmental authority in the jurisdiction of incorporation or organization of each Seller that such Seller is in good standing as of a recent date prior to the Closing Date;

                    (viii) incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to the Acquiror pursuant to the terms hereof;

                    (ix) an estoppel certificate, in such form as shall be reasonably acceptable to Acquiror, executed by the landlord for the Leased Real Property located at Avendia. Rio Bravo #1440 Parque Industrial Rio Bravo, Juarez, Mexico (the “Casa Facility”) shall have been delivered to Acquiror not less than two (2) business days prior to the Closing;

                    (x) nondisturbance agreements, in such form as shall be reasonably acceptable to Acquiror, executed by each holder of a mortgage, deed of trust or other lien (other than a Permitted Lien), if any, on the Casa Facility shall have been delivered to Acquiror no less than two (2) business days prior to the Closing;

                    (xi) all other documents, certificates, instruments or writings required to be delivered to the Acquiror at or prior to the Closing pursuant to this Agreement; and

                    (xii) such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Acquiror all right, title and interest in, to and under the Equity Interests, the Minority Interests and the Transferred Assets.

                    Section 2.08. Closing Deliveries by the Acquiror.

                    At the Closing, the Acquiror shall deliver to GE:

                    (i) the cash portion of the Purchase Price payable by the Acquiror at the Closing as determined by Section 2.05, as specified in the Closing Notice, by wire transfer in immediately available funds, to an account or accounts as directed by GE in the Closing Notice;

                    (ii) the Assignment and Assumption Agreement;

                    (iii) any required transfer Tax stamps;

                    (iv) a receipt for the Equity Interests and the Minority Interests;

                    (v) a certificate of the Secretary or Assistant Secretary of the Acquiror, dated the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of the Acquiror evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Acquiror is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

                    (vi) the Transition Services Agreement, the Trademark License Agreement, the Taylor Street Contract Manufacturing Agreement, the Casa Contract Manufacturing Agreement, the Distribution Agreement, the Wire Mill Supply Agreement, the Procon Supply Agreement, the Sales Representative Agreement, the GEHI Master Restructuring Agreement, the IP License

Agreement, the Reynosa Supply Agreement, the Capacitor Sales Agreement, the Customs Clearance Agreement, the Amended and Restated Lease and the Warehousing Agreements and other documents required to be delivered pursuant to Section 8.01, each duly executed by the Acquiror;

                    (vii) the certificate required to be delivered pursuant to Section 8.01(a);

                    (viii) incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Acquiror pursuant to the terms hereof;

                    (ix) all other documents, certificates, instruments or writings required to be delivered to GE at or prior to the Closing pursuant to this Agreement; and

                    (x) such other good and sufficient instruments of assumption as the parties and their respective counsel shall deem reasonably necessary or appropriate for the Acquiror to assume all of the Assumed Liabilities.

                    Section 2.09. Post-Closing Statements.

                    (a) Within 75 Business Days after the Closing Date, the Acquiror shall prepare and deliver to GE a Statement of Modified Net Current Assets as of the Closing Date (the “Initial Modified Net Current Assets Statement”). If, in connection with the preparation of the Initial Modified Net Current Assets Statement, the Acquiror intends to undertake any physical inventory audits or other inventory test procedures, the Acquiror will give reasonable advance notice of such audits and/or other procedures to GE and will provide GE with the opportunity to be present at and observe all such audits and/or other procedures. The Initial Modified Net Current Assets Statement (i) shall be prepared in accordance with U.S. GAAP applied consistently with the Transaction Accounting Principles as applied in connection with the preparation of the Reference Statement of Net Current Assets and the Statement of Estimated Closing Modified Net Current Assets and shall otherwise contain the same line items as the Reference Statement of Net Current Assets (except that the Statement of Estimated Closing Modified Net Current Assets and the Initial Modified Net Current Assets Statement shall be determined in accordance with Section 2.06) and (ii) shall be accompanied by a report of Acquiror’s independent accountants on the Initial Modified Net Current Assets Statement (the “Accountants’ Report”), which report shall set forth in reasonable detail the basis for such determination. If the Acquiror does not deliver the Initial Modified Net Current Assets Statement to GE within 75 Business Days after the Closing Date, then, at the election of GE, either (x) GE may prepare and present the Initial Modified Net Current Assets Statement within an additional 45 Business Days or (y) the Statement of Estimated Closing Modified Net Current Assets shall become final and binding on the parties. If GE elects to prepare the Initial Modified Net Current Assets Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.09 (other than those in Section 2.09(c)), and all references in Section 2.10, to GE and the Acquiror, respectively, shall be read as references to the Acquiror and GE, respectively. In connection with the Acquiror’s preparation of the Initial Modified Net Current Assets Statement, GE shall make reasonably available all of the books, records and other relevant information in its possession relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, as well as the individuals in its employ, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Statement of Estimated Closing Modified Net Current Assets in order to respond to the reasonable inquiries of the Acquiror.

                    (b) During the 45 Business Days immediately following GE’s receipt of the Initial Modified Net Current Assets Statement and the Accountants’ Report (the “Review Period”), GE and its Representatives will be permitted to review the Acquiror’s working papers and the working papers of the Acquiror’s independent accountants relating to the Initial Modified Net Current Assets Statement and the Accountants’ Report, as well as all of the books, records and other relevant information relating to the operations and finances of the Business with respect to the period up to and including the Closing Date that have been transferred to the Acquiror, and the Acquiror shall make reasonably available the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Initial Modified Net Current Assets Statement and the Accountants’ Report in order to respond to the reasonable inquiries of GE; provided that the accountants of the Acquiror shall not be obliged to make any work papers available to GE unless and until GE has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

                    (c) The Acquiror agrees that, following the Closing through the date that the Final Modified Net Current Assets Statement becomes final and binding, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Reference Statement of Net Current Assets or the Initial Modified Net Current Assets Statement is based or on which the Final Modified Net Current Assets Statement is to be based that are inconsistent with the past practice of the Business (or the Sellers with respect to the Business) that would impede or delay the determination of the amount of Modified Net Current Assets as of the Closing Date or the preparation of the Notice of Disagreement or the Final Modified Net Current Assets Statement in the manner and utilizing the methods required by this Agreement.

                    Section 2.10. Reconciliation of Post-Closing Statements.

                    (a) GE shall notify the Acquiror in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if GE disagrees with the Initial Modified Net Current Assets Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and GE’s determination of the amount of Net Current Assets and Modified Net Current Assets as of the Closing Date. If no Notice of Disagreement is received by the Acquiror prior to the expiration of the Review Period, then the Initial Modified Net Current Assets Statement shall be deemed to have been accepted by GE and shall become final and binding upon the parties in accordance with Section 2.10(c).

                    (b) During the 30 Business Days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the Acquiror and GE shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

                    (c) If at the end of the Consultation Period the Acquiror and GE have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, the Acquiror and GE shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Modified Net Current Assets Statement marked to indicate those line items that are not in dispute) to (i) an independent certified public accounting firm in the United States of national recognition mutually acceptable to the Acquiror and GE (the “Independent Accounting Firm”) or (ii) if the Acquiror and GE are unable to agree upon such a firm within ten Business Days after the end of the Consultation Period, then within an additional ten Business Days, the Acquiror and GE shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm. Within 30 Business Days after such firm’s selection, or as soon as practicable thereafter, the Independent Accounting Firm shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Modified Net Current Assets Statement as to which the Acquiror and GE disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either the Acquiror or GE, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by GE in the Notice of Disagreement or the Acquiror in the Initial Modified Net Current Assets Statement with respect to such disputed line item. During such determination period, the Independent Accounting Firm also shall (i) prepare a statement of Modified Net Current Assets as of the Closing Date based upon all of the line items not disputed by the parties and the line items determined by the Independent Accounting Firm and (ii) determine the amount of Modified Net Current Assets reflected on such statement. The statement of Modified Net Current Assets that is final and binding on the parties, as determined either through agreement of the parties pursuant to Sections 2.09(a), 2.10(a) or 2.10(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.10(c), is referred to as the “Final Modified Net Current Assets Statement.”

                    (d) The cost of the Independent Accounting Firm’s review and determination shall be shared equally by the Acquiror and GE. During the review by the Independent Accounting Firm, the Acquiror and GE will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.10(c); provided, however, that the accountants of the Acquiror or GE shall not be obliged to make any work papers available to the Independent Accounting Firm unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

                    Section 2.11. Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to the amount of the Modified Net Current Assets set forth in the Final Modified Net Current Assets Statement less the amount of the Modified Net Current Assets set forth in the Statement of Estimated Closing Modified Net Current Assets. If the Post-Closing Adjustment is a positive amount, then the Acquiror shall pay in cash to GE the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then GE shall pay in cash to the Acquiror the absolute value of the amount of the Post-Closing Adjustment. Any such payment shall be made within three Business Days after the Final Modified Net Current Assets Statement becomes such, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.12 from the Closing Date until the date of payment.

                    Section 2.12. Payments and Computations. Except for the payment of the Purchase Price (which shall be paid at the Closing), each party shall make each payment due to the other party to this Agreement not later than 11:00 a.m., New York City time, on the day when due. All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment not less than three Business Days prior to the day when such payments are due. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GE

GE makes the following representations and warranties to Acquiror:

                    Section 3.01. Incorporation, Qualification and Authority of the Sellers. Each of the Sellers is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under the Transaction Agreements to which it is a party. Each of the Asset Sellers has all necessary corporate or other applicable legal entity power and authority to operate its business (with respect to the Business or the Transferred Assets) as now conducted and is duly qualified as a foreign corporation or other applicable legal entity to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities requires such qualification. The execution and delivery by the Sellers of the Transaction Agreements to which they are parties and the consummation by the Sellers of the transactions contemplated by, and the performance by the Sellers of their obligations under, the Transaction Agreements have been (or will be prior to Closing) duly authorized by all requisite corporate or other applicable legal entity action on the part of the Sellers. This Agreement and the Tax Matters Agreement have been duly executed and delivered by GE, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement and the Tax Matters Agreement constitute legal, valid and binding obligations of GE, enforceable against GE in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law. The Ancillary Agreements to which the Sellers are a party will be duly executed and delivered by the Sellers (as applicable), and (assuming due authorization, execution and delivery by the Acquiror), upon execution and delivery the Ancillary Agreements will constitute, legal, valid and binding obligations of the Sellers (as applicable), enforceable against the Sellers in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

                    Section 3.02. Incorporation, Qualification and Authority of the Business Subsidiary and the Affiliated Company. The Business Subsidiary is a Mexican Sociedad de Responsabilidad Limitada de Capital Variable, duly incorporated and validly existing under the laws of Mexico, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization and has the capacity, power and authority necessary to operate its properties and to carry on its business as now being conducted. The Business Subsidiary is duly registered with the Public Registry of Commerce (Registro Público de Comercio) of its corporate domicile, and qualified or registered to transact business under the laws of each jurisdiction where the nature its activities or the location of its properties owned or leased requires such qualification or registration. The Business Subsidiary is duly registered with the National Foreign Investment Registry (Registro Nacional de Inversión Extranjera), and has filed all period reports required under Mexico’s Foreign Investment Law. The Affiliated Company is a Delaware limited liability company duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization and has the limited liability company power and authority to operate its business as now conducted. The Affiliated Company is duly qualified as a foreign organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities requires such qualification.

                    Section 3.03. Capital Structure of the Business Subsidiary and Affiliated Company and Ownership of the Equity Interests and the Minority Interests. Section 3.03 of the Disclosure Schedule sets forth the authorized Capital Stock of the Business Subsidiary and the Affiliated Company and the number of Equity Shares of each class of Capital Stock of each of the Business Subsidiary and the Affiliated Company that are issued and outstanding. All of the outstanding Equity Shares of the Business Subsidiary and the Affiliated Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating either the Business Subsidiary or the Affiliated Company to issue or sell any of its Equity Shares or securities convertible into or exchangeable for its Equity Shares or any shares of its Subsidiaries. The Equity Sellers and their Affiliates own, directly or indirectly, and will transfer and assign to the Acquiror at the Closing, the Equity Interests and, subject to the execution and delivery of the GEHI Master Restructuring Agreement by the parties thereto, the Minority Interests, free and clear of all Liens, except any Liens arising out of, under or in connection with this Agreement. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no options or warrants or other rights, agreements, arrangements or commitments obligating any of the Equity Sellers to sell any of the Equity Interests or the Minority Interests or to purchase any additional Equity Shares of the Business Subsidiary or the Affiliated Company or any of their respective Subsidiaries or securities convertible into or exchangeable for such Equity Shares. Except as set forth in Section 3.03 of the Disclosure Schedule, neither the Business Subsidiary nor the Affiliated Company owns or holds any Equity Shares in any Person. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Equity Shares (including the Equity Interests and the Minority Interests) of either the Business Subsidiary or the Affiliated Company.

                    Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as set forth in Section 3.04 of the Disclosure Schedule and except as may result from any facts or circumstances relating to the Acquiror or its Affiliates, the execution, delivery and performance by the Sellers (as applicable) of the Transaction Agreements and the consummation by the Sellers (as applicable) of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of any of the Sellers, the Business Subsidiary or the Affiliated Company, (b) conflict with or violate any Law or Governmental Order applicable to any of the Sellers the Business Subsidiary or the Affiliated Company, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on the Equity Interests, the Minority Interests or any of the Transferred Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Business Subsidiary, the Affiliated Company or any Seller (with respect to the Business or the Transferred Assets) is a party or by which the Equity Interests, the Minority Interests or any of the Transferred Assets is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as have not had or would not reasonably be expected to have a Material Adverse Effect or would not materially impair or delay the ability of the Sellers (as applicable) to consummate the transactions contemplated by, or to perform their obligations under, the Transaction Agreements.

                    Section 3.05. Consents and Approvals. The execution and delivery by the Sellers of the Transaction Agreements do not, and the performance by the Sellers (as applicable) of, and the consummation by Sellers (as applicable) of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws, (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or delay the consummation by the Sellers (as applicable) of the transactions contemplated by, or the performance by the Sellers (as applicable) of any of their material obligations under, the Transaction Agreements and not materially impact the rights of the Sellers in and to the Equity Interests, the Minority Interests or any of the Transferred Assets, (c) as may be necessary as a result of any facts or circumstances relating to the Acquiror or its Affiliates or (d) as set forth in Section 3.05 of the Disclosure Schedule.

                    Section 3.06. Financial Information; Absence of Undisclosed Liabilities.

                    (a) Section 3.06(a) of the Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Business at December 31, 2002 and 2003 and the related audited consolidated statements of income and cash flow of the Business for the years then ended, together with the audit report therein (the “Financial Statements”); and (ii) the Statement of Net Current Assets of the Business as of December 31, 2003 (the “Reference Statement of Net Current Assets”). The Financial Statements have been prepared in accordance with U.S. GAAP applied consistently with the Transaction Accounting Principles and present fairly, in all material respects, the assets, liabilities, financial condition and results of operations of the Business at their respective dates and for the periods covered by such statements.

                    (b) Except as and to the extent set forth in Section 3.06(b) of the Disclosure Schedule or in the Financial Statements and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2003 and consistent with this Agreement, there are no liabilities or obligations of the Business, the Business Subsidiary or the Affiliated Company of any nature (whether accrued, absolute, contingent or otherwise).

                    (c) The Excluded Assessments exhibits showing the allocation and build-up of costs relating to the operation of the Business prepared by the Asset Sellers and posted in GE’s electronic data room located at the Internet website https://www.gebddealroom.com together with other adjustment to the costs of operating the Business agreed with the Acquiror represent the Asset Sellers’ good faith effort to create a financial expression of the cost of operating the Business as an operating unit of a strategic purchaser and the Asset Sellers have not willfully or deliberately mislead the Acquiror in the preparation or presentation of these costs.

                    Section 3.07. Absence of Certain Changes or Events. Except as set forth in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, from December 31, 2003 to the date of this Agreement, the Asset Sellers, the Affiliated Company and the Business Subsidiary have conducted the Business in the ordinary course consistent with past practice, and there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect or that would materially impair or delay the ability of the Sellers (as applicable) to consummate the transactions contemplated by, or to perform their obligations under, the Transaction Agreements.

                    Section 3.08. Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date of this Agreement there are no Actions pending or, to the Knowledge of GE, threatened against the Sellers (in respect of the Business, the Transferred Assets and/or the Assumed Liabilities), the Affiliated Company or the Business Subsidiary that that would materially impair or delay the ability of the Sellers (as applicable) to consummate the transactions contemplated by, or perform their obligations under, the Transaction Agreements.

                    Section 3.09. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.13), (a) none of the Sellers, the Affiliated Company or the Business Subsidiary is in violation of any Laws or Governmental Orders applicable to the conduct of the Business by it or by which any Asset or Transferred Asset is bound or affected and (b) none of the Sellers, the Affiliated Company or the Business Subsidiary has received notice of any pending violation or alleged violation of any Laws or Governmental Orders applicable to the conduct of the Business by it or by which any Asset or Transferred Asset is bound or affected, except, in the case of clauses (a) and (b) above, for violations the existence of which has not had, or would not reasonably be expected to have, a Material Adverse Effect or would not reasonably be expected to materially impair or delay the ability of the Sellers (as applicable) to consummate the transactions contemplated by, or to perform their obligations under, the Transaction Agreements.

                    Section 3.10. Governmental Licenses and Permits.

                    (a) Excluding Environmental Permits (which are covered in Section 3.13), the Sellers and the Affiliated Company and the Business Subsidiary hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are required for the operation of the Business as conducted on the date of this Agreement (collectively, “Material Permits”).

                    (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule and excluding Environmental Permits (which are covered in Section 3.13), none of the Sellers, the Affiliated Company or the Business Subsidiary is in default or violation of any of the Material Permits, except such defaults or violations as have not had or would not reasonably be expected to have a Material Adverse Effect.

                    Section 3.11. Sufficiency of, Title to and Condition of the Assets.

                    (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Assets and Transferred Assets, taking into account the Ancillary Agreements, constitute all of the assets necessary to conduct the Business as conducted on the date of this Agreement.

                    (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule and except for Permitted Liens or Liens created by or through the Acquiror or any of its Affiliates, (i) Sellers have, and will transfer and assign to the Acquiror at the Closing, good and marketable title to the Transferred Assets free and clear of all Liens, and (ii) the Business Subsidiary and the Affiliated Company have good and marketable title to the Assets free and clear of all Liens.

                    (c) All tangible assets (real and personal) constituting Assets or Transferred Assets are in good operating condition and repair (subject to normal wear and tear). All buildings, plants and other structures constituting Assets or Transferred Assets that are owned by the Sellers, the Business Subsidiary or the Affiliated Company, and to the Knowledge of GE, all such Assets and Transferred Assets that are leased by the Sellers, the Business Subsidiary or the Affiliated Company, are in good condition and repair (subject to normal wear and tear) and have no structural defects affecting the plumbing, electrical, sewerage, or heating, ventilation or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operation thereof).

                    (d) Section 3.11(d) of the Disclosure Schedule sets forth all Real Properties owned, used or occupied by any Seller in connection with the operation of the Business or by the Business Subsidiary or the Affiliated Company. There are currently in full force and effect duly issued certificates of occupancy permitting the Owned Real Property and improvements located thereon to be legally used and occupied as the same are currently constituted. All of the Owned Real Property have permanent rights of access to dedicated public roadways. No fact or condition exists that would prohibit or adversely affect, in any material respect, the ordinary rights of access to and from the Owned Real Property from and to the existing highways and roads, and there is no pending or, to the Knowledge of GE, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving or affecting any of the Owned Real Property, (ii) any structure located on any Owned Real Property that encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other person or entity that encroaches on or over the boundaries of any Owned Real Property. None of the Owned Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and, to the Knowledge of GE, none are planned that in either case may result in special assessments against or otherwise materially adversely affect any Owned Real Property. The Owned Real Property is platted as a single, separate parcel of real estate for conveyance and Tax purposes.

                    (e) Neither the whole nor any portion of the Transferred Assets or the Assets that are owned by the Sellers, the Business Subsidiary or the Affiliated Company are subject to any Law to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, and to the Knowledge of GE, no such condemnation, expropriation or taking has been planned, scheduled or proposed.

                    Section 3.12. Intellectual Property.

                    (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Asset Sellers, the Affiliated Company and the Business Subsidiary own or have the right to use all Intellectual Property in use by them that is necessary to the operation of the Business as conducted on the date of this Agreement.

                    (b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, to the Knowledge of GE, no Person is engaging in any activity that infringes upon the Business Patents or Business Trademarks of the Asset Sellers, the Affiliated Company or the Business Subsidiary.

                    (c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, on the date of this Agreement, (i) none of the Asset Sellers, the Affiliated Company or the Business Subsidiary has received any claim or notice from any Person that the Asset Sellers, the Affiliated Company or the Business Subsidiary is engaging in any activity that infringes in any material respect upon or misappropriates any patent, trademark, service mark, copyright, trade secret, or know-how of any Person and (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of GE, threatened against the Asset Sellers, the Affiliated Company or the Business Subsidiary with respect to any Intellectual Property used by them.

                    (d) Section 3.12(d) of the Disclosure Schedule sets forth a true and complete list, as appears in the records of all Business Patents, Business Trademarks and Other Trademarks which are owned by the Asset Sellers, the Affiliated Company and Business Subsidiary.

                    Section 3.13. Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule: (i) none of the Owned Real Property or the Leased Real Property (collectively, the “Real Properties”) is subject to a written notice, request for information or order from or agreement with a Governmental Authority or third party asserting liability or imposing cleanup obligations with respect to the release or threatened release of a Hazardous Material into the environment that has not been resolved to the satisfaction of such Governmental Authority or third party; (ii) to the Knowledge of GE, there has been no release, discharge or disposal of Hazardous Materials on, at or under the Real Properties or at any third party disposal site as a result of the conduct of the Business (including the disposal of any Hazardous Materials used in the conduct of the Business), in quantities or conditions that would reasonably be expected to require remedial action under the Environmental Laws as in effect on the date of this Agreement; (iii) none of the Owned Real Properties and, to the Knowledge of GE, none of the Leased Real Properties is subject to any Lien in favor of any Governmental Authority for (A) liability under any Environmental Laws or (B) costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (iv) with respect to the Real Properties or the operation of the Business thereon, there are no judicial or administrative proceedings pending or, to the Knowledge of GE, threatened, arising under or relating to an Environmental Law, any alleged noncompliance with an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage, and to the Knowledge of GE there are no facts or conditions that could reasonably be expected to give rise to such a proceeding; (v) the Asset Sellers, the Affiliated Company and the Business Subsidiary have operated and are operating the Business in compliance in all material respects with applicable Environmental Laws; and (vi) the Asset Sellers, the Affiliated Company and the Business Subsidiary have obtained all Environmental Permits that are necessary to the operation of the Business as conducted on the date of this Agreement, all such Environmental Permits are in good standing and the Asset Sellers, the Affiliated Company and the Business Subsidiary are in compliance in all material respects with their terms and conditions.

                    Section 3.14. Material Contracts.

                    (a) Section 3.14(a) of the Disclosure Schedule lists each of the Material Contracts as in effect on the date of this Agreement. True, accurate and complete copies of the Material Contracts have been made available to Acquiror by posting such to GE’s electronic data room located at the Internet website https://www.gebddealroom.com, including all modifications, amendments, supplements and agreements relating thereto.

                    (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of one of the Asset Sellers, the Affiliated Company or the Business Subsidiary, as the case may be, and, to the Knowledge of GE, each other party to such Material Contract, and is enforceable against one of the Asset Sellers, the Affiliated Company or the Business Subsidiary, as the case may be, and, to the Knowledge of GE, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and none of the Asset Sellers, the Affiliated Company or the Business Subsidiary or, to the Knowledge

of GE, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of GE, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

                    Section 3.15. Employment and Employee Benefits Matters.

                    (a) Section 3.15(a) of the Disclosure Schedule sets forth a list of (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Sellers, the Affiliated Company or the Business Subsidiary or their respective Affiliates for the benefit of any current or former employee or director of the Business employed in its United States operations or dependent thereof and (ii) all individual employment, retention, termination, severance or other similar contracts or agreements pursuant to which the Sellers, the Affiliated Company or the Business Subsidiary or their respective Affiliates currently has any obligation with respect to any current or former employee or director of the Business employed in its United States operations or dependent thereof (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above are hereinafter referred to as the “Employee Plans”). Except as set forth in Section 3.15(a) of the Disclosure Schedule, each Employee Plan is in writing and GE has previously made available to the Acquiror a true and complete copy of each Employee Plan. Notwithstanding the foregoing, Section 3.15(a) of the Disclosure Schedule does not set forth those specific individual retention agreements with any employee of the Business in its United States operations for which GE or an Affiliate of GE will retain liability.

                    (b) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Asset Sellers, the Affiliated Company or the Business Subsidiary would incur liability under Section 4063, 4064 or 4201 of ERISA.

                    (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

                    (d) With respect to each Employee Plan (and with respect to each similar employee benefit arrangement maintained, contributed to or sponsored by GE, the Business Subsidiary or their respective Affiliates in which controlled group liability is imposed under the Code), neither GE nor the Business Subsidiary or their respective Affiliates are currently liable for any material Tax arising under Section 4971, 4972, 4975, 4976, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material Tax liability. None of the Sellers, the Affiliated Company or the Business Subsidiary or their respective Affiliates has incurred any material liability under or arising out of Title IV of ERISA that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course all of which have been timely paid), and no fact or event exists that would reasonably be expected to result in such a liability. None of the Assets or Transferred Assets is the subject of any Lien arising under Section 302(f) or 4068 of ERISA or Section 412(n) of the Code and none of GE, the Asset Sellers, the Affiliated Company or the Business Subsidiary or their respective Affiliates has been required to post any security under Section

307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

                    (e) Each Employee Plan and any similar employee benefit arrangement covering individuals who are employed by the Business and who are working in operations outside of the United States, which the Acquiror or one of its Affiliates has agreed to assume or continue in Exhibit D, is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, in the case of United States plans, ERISA and the Code, and in all material respects in accordance with their terms.

                    (f) Except as set forth in Section 3.15(f) of the Disclosure Schedule, there are no material controversies pending or, to the Knowledge of GE, threatened in connection with any Employee Plan and any similar employee benefit arrangement covering individuals who are employed by the Business and who are working in operations outside the United States.

                    (g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, none of the Sellers, the Affiliated Company or the Business Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to United States based persons who are employees of the Business.

                    Section 3.16. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GE, the Affiliated Company or the Business Subsidiary.

                    Section 3.17. Insurance.

                    (a) Section 3.17 of the Disclosure Schedule sets forth a complete and accurate list and summary description of all policies of fire, liability, product liability, workers compensation and other material policies and programs of insurance presently in effect with respect to the Business and the Transferred Assets, the Business Subsidiary or Affiliated Company, other than those insurance programs maintained by the Business Subsidiary solely for its own benefit and other than any health, welfare or employee benefits related insurance policies, all of which are set forth on Section 3.15(a) of the Disclosure Schedule.

                    (b) Section 3.17(b) of the Disclosure Schedule sets forth a complete and accurate list and summary description of all policies of fire, liability, product liability, workers compensation and other material policies and programs of insurance in effect solely with respect to and for the benefit of the Business Subsidiary, other than any health, welfare or employee benefits related insurance policies, all of which are set forth on Section 3.15(a) of the Disclosure Schedule. All such policies are valid, outstanding and enforceable policies. No notice of cancellation or termination has been received with respect to any such policy, and to the Knowledge of GE no act or omission has occurred which could result in cancellation of any such policy prior to its scheduled expiration date.

                    Section 3.18. Labor Matters. Except as set forth in Section 3.18 of the Disclosure Schedule, within the last five years none of the Sellers, the Business Subsidiary or the Affiliated Company has experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the employees of the Business. Except to the extent set forth in Section 3.18 of the Disclosure Schedule, (a) there is no unfair labor practice charge or complaint against any Seller, the Business Subsidiary or the Affiliated Company pending or, to the

Knowledge of GE, threatened in connection with the employees of the Business; (b) there is no labor strike, material dispute, request for representation, slowdown or stoppage or labor-related boycott of the Company’s Products actually pending or, to the Knowledge of GE, threatened against or affecting any Seller, the Business Subsidiary or the Affiliated Company in connection with the employees of the Business; (c) no question concerning representation has been raised or, to the Knowledge of GE, threatened in connection with the employees of the Business; (d) there are no pending material grievances or arbitration proceedings arising out of or under collective bargaining agreements in connection with the employees of the Business; and (e) there are no administrative charges or court complaints against any Seller, the Business Subsidiary or the Affiliated Company concerning alleged employment discrimination or other employment related matters pending or, to the Knowledge of GE, threatened before the U.S. Equal Employment Opportunity Commission or any Governmental Authority in connection with the employees of the Business.

                    Section 3.19. Major Customers and Suppliers.

                    (a) Major Customers. Section 3.19(a) of the Disclosure Schedule contains a list of the 25 largest customers, including distributors, of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Except as set forth on Section 3.19(a) of the Disclosure Schedule, as of the date of this Agreement, none of the customers listed on Section 3.19(a) of the Disclosure Schedule has provided notice to the Sellers that it will not continue to be a customer of the Business after the Closing at substantially the same level of purchases as heretofore.

                    (b) Major Suppliers. Section 3.19(b) of the Disclosure Schedule contains a list of the 20 largest suppliers of the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Except as set forth on Section 3.19(b) of the Disclosure Schedule, as of the date of this Agreement, none of the suppliers listed on Section 3.19(b) of the Disclosure Schedule has provided notice to the Sellers that it will not continue to be a supplier to the Business after the Closing at substantially the same level of supply as heretofore.

                    (c) Dealers and Distributors. Section 3.19(c) of the Disclosure Schedule contains a list of the 10 largest sales representatives, dealers, distributors and franchisees of the Business, determined by annual sales for the year ended December 31, 2003. Copies of agreements with such sales representatives, dealers, distributors and franchisees have been made available to the Acquiror by posting such to GE’s electronic data room located at the Internet website https://www.gebddealroom.com, including all modifications, amendments, supplements and agreements relating thereto.

                    Section 3.20. Product Warranty and Product Liability. Representative copies of standard warranties with respect to the return, repair or replacement of Products sold by the Business have been made available to the Acquiror by posting such to GE’s electronic data room located at the Internet website https://www.gebddealroom.com. Section 3.20 of the Disclosure Schedule sets forth the estimated aggregate annual cost to the Business of performing warranty obligations for customers for each of the five preceding fiscal years and the current fiscal year. Section 3.20 of the Disclosure Schedule contains a description of all product liability claims and similar Actions relating to Products manufactured or sold, or services rendered, which are presently pending or which, to the Knowledge of GE, are threatened or which have been asserted or commenced against any of the Sellers, the Business Subsidiary or the Affiliated Company in connection with the operation of the Business within the last two years, in which a party thereto either requests injunctive relief or alleges damages in excess of

$25,000 (whether or not covered by insurance). There are no defects in design of Products which would adversely affect performance in any material respect or create an unusual risk of injury to persons or property. Within the last two years, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to the Knowledge of GE, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all applicable U.S. governmental standards and specifications currently in effect, and have received all applicable U.S. governmental approvals necessary to allow their sale and use.

                    Section 3.21. Affiliates’ Relationships to Company.

                    (a) Contracts With Affiliates. All material leases, contracts, agreements or other arrangements between any Seller and any Affiliate of a Seller in connection with the operation of the Business are described on Section 3.21 of the Disclosure Schedule.

                    (b) No Adverse Interests. Except as set forth on Section 3.21 of the Disclosure Schedule, no Affiliate of any Seller, the Business Subsidiary or the Affiliated Company has any direct or indirect interest in any entity which does business with any Seller in connection with the operation of the Business, the Business Subsidiary or the Affiliated Company or is competitive with the Business.

                    Section 3.22. Inventory. As of the date hereof, subject to the inventory reserves shown on the Most Recent Balance Sheet, all inventory of the Business reflected on the Most Recent Balance Sheet consisted of a quality and quantity usable and saleable in the ordinary course of business, and was valued in accordance with U.S. GAAP applied consistently with the Transaction Accounting Principles.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

                    The Acquiror makes the following representations and warranties to GE:

                    Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of the Acquiror. This Agreement and the Tax Matters Agreement have been, and upon execution and delivery the Ancillary Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Sellers, as applicable) this Agreement and the Tax Matters Agreement constitute, and upon execution and delivery the Ancillary Agreements will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    Section 4.02. Qualification of the Acquiror. The Acquiror has all necessary corporate or other appropriate power and authority to operate its business as now conducted. The Acquiror is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

                    Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Sellers, the Affiliated Company or the Business Subsidiary, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Acquiror or (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

                    Section 4.04. Consents and Approvals. The execution and delivery by the Acquiror of the Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Agreements or (c) as may be necessary as a result of any facts or circumstances relating to the Sellers or their Affiliates.

                    Section 4.05. Absence of Litigation; Compliance with Laws.

                    (a) No Action is pending or, to the best knowledge of the Acquiror, threatened that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

                    (b) The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

                    Section 4.06. Securities Matters. The Equity Interests and the Minority Interests are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Equity Interests, the Minority Interests or any interest in them. The Acquiror understands and agrees that it may not sell or dispose of any of the Equity Interests or the Minority Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable foreign securities laws.

                    Section 4.07. Financial Ability. The Acquiror has, and will have at the Closing, the financial ability to consummate the transactions contemplated by this Agreement and has furnished to GE evidence thereof. Schedule 4.07 sets forth each of the sources and amounts of the Acquiror’s financing.

                    Section 4.08. Brokers. Except for Robert W. Baird & Co., Inc. (the “Acquiror’s Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. The Acquiror is solely responsible for the fees and expenses of the Acquiror’s Banker.

ARTICLE V

ADDITIONAL AGREEMENTS

                    Section 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld or delayed), GE will, and will cause the other Asset Sellers, the Affiliated Company and the Business Subsidiary to, (a) conduct the Business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of executive officers and key employees of the Business and to preserve the current significant business relationships with the customers of the Business, (c) maintain all of the insurance in effect as of the date hereof, and (d) not do any of the following:

                    (i) except in the ordinary course of business or to evidence Liens referred to in Sections 3.03 and 3.11(b), grant any Lien (other than granting or suffering to exist a Permitted Lien) on any Asset, Transferred Asset (whether tangible or intangible), the Equity Interests of the Minority Interests;

                    (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

                    (iii) with respect to the Business, the Business Subsidiary or the Affiliated Company incur any Debt, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than in the ordinary course of business);

                    (iv) issue or sell any additional shares of, or other equity interests in, the Affiliated Company, the Business Subsidiary or any of their Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares, such other equity interests or such securities;

                    (v) sell, transfer, lease, sublease or otherwise dispose of any Assets or Transferred Assets having a value in excess of $10,000 other than in the ordinary course of business consistent with past practice;

                    (vi) in any respect, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Transferred Employee, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract or involving ordinary increases consistent with the past practice of the Business, including any changes to pension or other benefits that are applicable to the employees of the Business and GE generally;

                    (vii) make any change in any method of accounting or accounting practice or policy used by the Business in the preparation of its financial statements, other than such changes as are required by U.S. GAAP other than changes that are applicable to GE generally;

                    (viii) willfully breach any Material Contract or knowingly do or knowingly omit to do any act that is reasonably expected to cause a breach of any Material Contract or result in a Material Adverse Effect;

                    (ix) enter into Material Contracts, except for Material Contracts that are entered into in the ordinary course of business and consistent with past practice or amend in any material respect or terminate Material Contracts, or waive any material rights thereunder, other than in the ordinary course of business;

                    (x) make any capital expenditure, nor commit to make any capital expenditure, in excess of $10,000, except (A) pursuant to the Assumed Contract Rights disclosed in Section 2.02(a)(iii) of the Disclosure Schedule or (B) in accordance with the Business' capital expenditure plan for 2004 as set forth in Section 5.01(d)(x) of the Disclosure Schedule; or

                    (xi) enter into any legally binding commitment with respect to any of the foregoing.

                    Section 5.02. Access to Information.

                    (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, GE shall, and shall cause each of the other Sellers, the Affiliated Company and the Business Subsidiary to (and each such Persons’ respective Representatives to) (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the Business (and any books and records that they may possess with respect to the Affiliated Company) and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Business, the Business Subsidiary, the Affiliated Company (to the extent in their possession) and the Transferred Assets as the Acquiror may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of GE, the other Sellers, the Affiliated

Company, the Business Subsidiary or any of their Affiliates; and provided, further, that the auditors and accountants of GE, the other Sellers, the Affiliated Company, the Business Subsidiary or any of their Affiliates shall not be obliged to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by GE, the Acquiror shall enter into a customary joint defense agreement with GE, the other Sellers, the Affiliated Company and the Business Subsidiary with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Without limiting the foregoing, any environmental investigation undertaken by the Acquiror shall not, without the prior consent of GE (which may be withheld by GE for any reason), include invasive sampling of soil or groundwater on any property affiliated with the Business. With respect to sub (ii) of this Section 5.02(a), the Acquiror shall promptly reimburse GE for all reasonable out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with responding to any requests made pursuant to this Section 5.02(a)) and for reasonable travel and subsistence expenses relating to cooperation of any person who assists in responding to such request; provided, however, if requested by the Acquiror, prior to incurring any costs or expenses, GE shall provide the Acquiror with a good faith estimate of any such costs and expenses to be incurred by GE in connection with the fulfillment of its obligations arising under this Section 5.02(a).

                    (b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose not prohibited by Section 5.17, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of GE or any of its Affiliates under any of the Transaction Agreements, upon reasonable prior notice to the Acquiror, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Acquiror shall, and shall cause the Affiliated Company, the Business Subsidiary, its Affiliates, and its Representatives to, (i) afford the Representatives of GE and its Affiliates reasonable access, during normal business hours, to the offices, properties, books, records and other information and documents of the Acquiror and its Affiliates in respect of the Business Subsidiary, the Affiliated Company (to the extent in their possession), the Business and the Transferred Assets; and (ii) as coordinated through one of the Acquiror’s executive officers make available to the Representatives of GE and its Affiliates the employees of the Acquiror and its Affiliates in respect of the Business Subsidiary and their controlled Affiliates, the Affiliated Company and its controlled Affiliates, the Business and the Transferred Assets whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist GE in connection with GE’s inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not (x) unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates (y) or be permitted in connection with litigation between the Sellers and the Buyer; and provided, further, that the auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Acquiror, GE shall enter into a customary joint defense agreement with the Acquiror and its Affiliates with respect to any information to be provided to GE pursuant to this Section 5.02(b). With respect to sub (ii) of this Section 5.02(b), GE shall promptly reimburse the Acquiror for all reasonable out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with responding to any requests made pursuant to this Section 5.02(b)) and for reasonable travel and subsistence expenses relating to cooperation of any person who assists in responding to such request; provided, however, prior to incurring any costs or expenses, if requested by GE, the Acquiror shall provide GE with a good faith estimate of any such costs and expenses to be incurred by the Acquiror in connection with the fulfillment of its obligations arising under this Section 5.02(b).

                    Section 5.03. Preservation of Books and Records. GE and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Closing Date. The Acquiror agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of the Acquiror or its Affiliates for the longer of any applicable statute of limitations and a period of six years from the Closing Date. During such six-year or longer period, the Acquiror shall, upon reasonable prior notice, provide GE with, or cause to be provided to GE, such original books and records of the Business then in possession of Acquiror or its Affiliates as GE shall reasonably request in connection with any Action to which GE or its Affiliates are parties or in connection with the requirements of any Law applicable to GE or its Affiliates; provided, however, that such request shall not be permitted in connection with litigation between the Sellers and the Acquiror. GE shall promptly reimburse the Acquiror for all reasonable out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with responding to any requests made pursuant to this Section 5.03 and for reasonable travel and subsistence expenses relating to cooperation of any person who assists in responding to such request; provided, however, if requested by GE, prior to incurring any costs or expenses, the Acquiror shall provide GE with a good faith estimate of any such costs and expenses to be incurred by the Acquiror in connection with the fulfillment of its obligations arising under this Section 5.03. GE shall return such original books and records to the Acquiror or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. If so requested by the Acquiror, GE shall enter into a customary joint defense agreement with the Acquiror or such Affiliate with respect to any information to be provided to GE pursuant to this .

                    Section 5.04. Confidentiality and Nonsolicitation.

                    (a) The terms of the letter agreement dated December 6, 2002 (the “Confidentiality Agreement”) between the Acquiror and GE are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that (i) the Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business that is the subject of the transactions contemplated by this Agreement and (ii) notwithstanding the terms of the Confidentiality Agreement, it shall remain in full force and effect (as modified hereby) until December 31, 2006. If, for any reason, the sale of the Equity Interests, the Minority Interests and the Transferred Assets is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect.

                    (b) For a period of 24 months following the Closing Date, neither the Acquiror nor any of its Subsidiaries shall, directly or indirectly, induce or attempt to induce any employee of GE or its Subsidiaries to leave the employ of GE or such Subsidiary or violate the terms of their contracts, or any employment arrangements, with GE or such Subsidiary; provided, however, that Acquiror or any of its Subsidiaries may employ any employees of GE or its Subsidiaries who are discharged by, or who resign from, GE or such Subsidiary; and provided, further that nothing in Section 5.04(b) shall prohibit the Acquiror or any of its Subsidiaries from employing any person as a result of a general solicitation to the public or general advertising.

                    Section 5.05. Regulatory and Other Authorizations; Consents; Accounts Receivable Payments.

                    (a) Each of the Acquiror and GE shall use its commercially reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all federal, state, local and non-U.S. regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and shall take all such actions as may be requested by any such regulatory body or official to obtain such authorizations, consents, orders and approvals; provided, however, that such efforts shall not include any requirement (i) that either party divest, sell or hold separate any assets, businesses or properties owned or held by such party or enter into any consent decree or assume any other obligations with respect to its ongoing operations; (ii) to commence any litigation; (iii) to satisfy any condition imposed by any third party that such party reasonably believes is likely to adversely affect such party’s condition (financial or otherwise), assets, liabilities, results of operations or business; or (iv) to offer or grant any accommodation (financial or otherwise) to any third party. Each of the Acquiror and GE will cooperate with the reasonable requests of the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

                    (b) GE and the Acquiror have made a filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, and each of GE and the Acquiror agree to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make promptly any filing that may be required under any other antitrust or competition law or by any other antitrust or competition authority, including the Mexican competition commission. Each of GE and the Acquiror shall pay 50% of the aggregate filing fees associated with their respective HSR filings and any other similar filings required in any other jurisdictions, including the filing fee associated with the notification filing to the Mexican competition commission.

                    (c) Each of GE and the Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.02(b). Neither GE nor the Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 5.02(b), GE and the Acquiror will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act.

                    (d) GE and the Acquiror agree to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that neither party shall not be required (i) to divest, sell or hold separate any material assets, businesses or properties or enter into any material consent decree or assume any other material obligations with respect to the ongoing operations of such party and/or its Affiliates; (ii) to commence or participate in any litigation; (iii) to satisfy any condition imposed by any third party that such party reasonably believes is likely to adversely affect, in any material respect, such party’s condition (financial or otherwise), assets, liabilities, results of operations or business; (iv) to offer or grant any accommodation (financial or otherwise) to any third party that such party reasonably believes is likely to adversely affect, in any material respect, such party’s condition (financial or otherwise), assets, liabilities, results of operations or business or (v) to compensate any third party . Each of the Acquiror and GE will cooperate with the reasonable requests of the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals to obtain such consent or approval.

                    (e) The parties agree to the undertakings set forth in Section 5.05(e) of the Disclosure Schedule with respect to certain matters relating to accounts receivables.

                    Section 5.06. [Intentionally Omitted.]

                    Section 5.07.Letters of Credit; Other Obligations. Section 5.07 of the Disclosure Schedule sets forth the Sellers’ LCs (as hereinafter defined) as of the date of this Agreement. At or prior to the Closing, the Acquiror shall (a) arrange for substitute letters of credit, the Acquiror guarantees and other obligations to replace (i) the letters of credit, guarantees and other contractual obligations entered into by or on behalf of the Sellers or any of their Affiliates (other than the Business Subsidiary and the Affiliated Company) solely and exclusively in connection with the Business (together, the “Sellers’ LCs”) outstanding as of the date of this Agreement and (ii) any Sellers’ LCs entered into in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing or (b) assume all obligations under each of the Sellers’ LCs, obtaining from the creditor or other counterparty a full release of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Sellers’ LCs. The Acquiror further agrees that to the extent the beneficiary or counterparty under any Sellers’ LC refuses to accept any such substitute letter of credit, guarantee or other obligation proffered by the Acquiror, the Acquiror shall indemnify, defend and hold harmless the Sellers against, and reimburse the Sellers for, any and all amounts paid, including costs or expenses in connection with such Sellers’ LCs, including the Sellers’ expenses in maintaining such Sellers’ LCs, whether or not any such Sellers’ LC is drawn upon or required to be performed, and shall in any event promptly reimburse the Sellers to the extent any Sellers’ LC is called upon and the Sellers or their Affiliates make any payment or are obligated to reimburse the party issuing the Sellers’ LC.

                    Section 5.08. Intercompany Obligations. GE shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations between the Business Subsidiary, on the one hand, and GE and its Affiliates (other than the Business Subsidiary), on the other hand.

                    Section 5.09. No Solicitation of Employees. For a period of 24 months from the Closing Date, neither GE nor any of its Subsidiaries shall, directly or indirectly, induce or attempt to induce any Transferred Employee to leave the employ of the Acquiror or the Business Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Acquiror or the Business Subsidiary; provided, however, that GE or any of its Subsidiaries may employ any Transferred Employees who are discharged by, or who resign from, the Acquiror or the Business Subsidiary; and provided, further, that nothing in this Section 5.09 shall prohibit GE or any of its Subsidiaries from employing any person as a result of a general solicitation to the public or general advertising.

                    Section 5.10. Trademark License Agreement. At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver the Trademark License Agreement substantially in the form attached to this Agreement in Exhibit C-1, with such changes thereto as may be agreed to by the parties executing such agreement.

                    Section 5.11. Intellectual Property License. At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver the Intellectual Property License substantially in the form attached to this Agreement in Exhibit C-2, with such changes thereto as may be agreed to by the parties executing such agreement (the “IP License Agreement”).

                    Section 5.12. Further Action Regarding Intellectual Property. (a) If, after the Closing Date, GE or the Acquiror identifies any Business Patent, or Business Trademark owned by the Asset Sellers that as of the Closing Date should have been but inadvertently was not previously transferred by the Asset Sellers, as the case may be, to the Acquiror, then to the extent it has the right to do so, GE shall, or shall cause the other applicable Asset Sellers to, offer, if and to the extent otherwise consistent with the Transaction Agreements, including the Trademark License Agreement, to transfer such Business Patent or Business Trademark to the Acquiror for no additional consideration, subject to the license retained by GE pursuant to the IP License Agreement. If, after the Closing Date, GE or the Acquiror identifies an Other Trademark owned by the Asset Sellers that as of the Closing Date should have been but inadvertently was not licensed to the Acquiror, then to the extent it has the right to do so, GE shall, or shall cause the other applicable Asset Sellers to, offer, if and to the extent otherwise consistent with the Transaction Agreements, including the Trademark License Agreement, to the Acquiror a non-exclusive, royalty-free license to use the Other Trademark in the Business utilizing GE’s standard corporate form of agreement for such purposes.

                    (b) If, after the Closing Date, GE, the Business Subsidiary or the Acquiror identifies any Intellectual Property that was transferred by the Asset Sellers (or owned by the Business Subsidiary) which was not a Business Patent or Business Trademark as of the Closing Date, the Acquiror shall promptly transfer (or, as the case may be, cause the applicable Business Subsidiary to transfer) such Intellectual Property to GE or its designated Affiliate for no additional consideration if and to the extent otherwise consistent with the terms of the Transaction Agreements, including the Trademark License Agreement. Any such property transferred under this Section 5.12(b) shall be subject to the license retained by the Acquiror pursuant to the IP License Agreement to the extent any such property is an Other Patent, Business Related Copyright or Business Related Technology, and the license set forth in Section 5.12(a) to the extent any such property is an Other Trademark.

     Section 5.13. Transition Services. At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a transition services agreement (the “Transition Services Agreement”) containing those terms set forth in the term sheet contained in Exhibit C-3 and such other terms, consistent therewith, as the parties to such agreement may agree.

     Section 5.14. Post-Closing Commercial Agreements.

                    (a) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a contract manufacturing agreement substantially in the form attached to this Agreement in Exhibit C-4, with such changes thereto as may be agreed to by the parties executing such agreement (the “Taylor Street Contract Manufacturing Agreement”).

                    (b) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a contract manufacturing agreement substantially in the form attached to this Agreement in Exhibit C-5, with such changes thereto as may be agreed to by the parties executing such agreement (the “Casa Contract Manufacturing Agreement”).

                    (c) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a distribution agreement substantially in the form attached to this Agreement in Exhibit C-6, with such changes thereto as may be agreed to by the parties executing such agreement (the “Distribution Agreement”).

                    (d) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a supply agreement substantially in the form attached to this Agreement in Exhibit C-7, with such changes thereto as may be agreed to by the parties executing such agreement (the “Wire Mill Supply Agreement”).

                    (e) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a supply agreement substantially in the form attached to this Agreement in Exhibit C-8, with such changes thereto as may be agreed to by the parties executing such agreement (the “Procon Supply Agreement”).

                    (f) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a sale representative agreement substantially in the form attached to this Agreement in Exhibit C-9, with such changes thereto as may be agreed to by the parties executing such agreement (the “Sales Representative Agreement”).

                    (g) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a supply agreement substantially in the form attached to this Agreement in Exhibit C-10, with such changes thereto as may be agreed to by the parties executing such agreement (the “Reynosa Supply Agreement”).

                    (h) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver a sales agreement substantially in the form attached to this Agreement in Exhibit C-11, with such changes thereto as may be agreed to by the parties executing such agreement (the “Capacitor Sales Agreement”).

                    (i) At or prior to the Closing, GE or an Affiliate of GE shall execute and deliver an agreement substantially in the form attached to this Agreement in Exhibit C-12, with such changes thereto as may be agreed to by the parties executing such agreement (the “Customs Services Agreement”).

                    (j) At or prior to the Closing, GE or an Affiliate of GE, and the Acquiror shall execute and deliver an Amended and Restated Lease for the Leased Property on substantially the same terms and conditions set forth in the term sheet attached to this Agreement in Exhibit C-13 and such other terms and conditions, consistent therewith, as the parties to such agreement may agree (the “Amended and Restated Lease”).

                    Section 5.15. Warehousing Agreements. At or prior to Closing, GE, and/or Affiliates of GE, and the Acquiror execute and deliver warehousing agreements substantially in the forms attached to this Agreement in Exhibits C-14¸ C-15 and C-16, with such changes thereto as may be agreed to by the parties executing such agreements (the “Warehousing Agreements”).

                    Section 5.16. Further Action. GE and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements and (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing; provided, however, that nothing contained in this Agreement shall prohibit or limit GE’s ability to (x) enter into negotiations and agreements for the sale of the Other M&C Businesses or (y) sell any such businesses.

                    Section 5.17. Non-Competition. a) For a period of five years from the Closing Date, except as permitted by this Section 5.17, neither GE nor any of its Subsidiaries shall directly or indirectly:

                              (i) engage in, continue in or carry on any business that competes in any aspect of the Business (a “Covered Business”), including owning or controlling any equity interest in any person or entity that now or hereafter engages in or attempts to engage in any aspect of the Business (a “Competitor”), except as otherwise set forth in this Section 5.17;

                              (ii) except in connection with the Financial Services Business, consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of a Covered Business, including by advertising or otherwise endorsing the products or services of any such Competitor that relate to a Covered Business or soliciting customers or otherwise serving as an intermediary for any such Competitor with respect to a Covered Business; or

                              (iii) induce or attempt to induce any independent contractor of the Business to terminate its relationship with the Business in order to enter into any such relationship on behalf of a Competitor.

The geographic scope of this covenant not to compete shall extend throughout United States and such other locations in which the Asset Sellers, the Affiliated Company or the Business Subsidiary conducted such business within twelve months prior to the Closing Date. Recognizing the specialized nature of said business, GE acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

Notwithstanding anything herein to the contrary, this Section 5.17 shall (i) cease to be applicable to any Person at such time as it is no longer a Subsidiary of GE and (ii) be inapplicable to any Subsidiary in which a Person who is not a controlled Affiliate of GE holds over 25% of the outstanding voting securities or similar equity interests and with respect to whom GE or another Subsidiary, as applicable, has, as of the date of this Agreement, existing contractual or legal obligations limiting GE’s discretion to impose on the subject Subsidiary a non-competition obligation such as that in this Section 5.17.

                    (b) Notwithstanding the provisions of Section 5.17(a) and without implicitly agreeing that the following activities would be subject to the provisions of Section 5.17(a), nothing in this Agreement shall preclude, prohibit or restrict GE or any of its Subsidiaries from engaging in any manner in (i) any Financial Services Business, (ii) any Existing Business Activities specifically set forth on Section 5.17(b) of the Disclosure Schedule, (iii) any De Minimis Business or (iv) any business activity that would otherwise violate this Section 5.17 that is acquired from any Person (an “Acquired Business”) or is carried on by any Person that is acquired by or combined with GE or a Subsidiary of GE after the date of this Agreement (an “Acquired Company”); provided that, within one year after the purchase or other acquisition of the Acquired Business or the Acquired Company, GE or such Subsidiary disposes of (or enters into a binding agreement to dispose of) the Acquired Business or the relevant portion of the Acquired Company’s business or securities or at the expiration of the one-year period, the business of the Acquired Company complies with this Section 5.17.

                    (c) GE and the Acquiror agree that (i) any breach by GE of the provisions of this Section 5.17 will result in irreparable injury to the Acquiror for which a remedy at law would be inadequate, and

(ii) in addition to any relief at law that may be available to the Acquiror for such breach and regardless of any other provision contained in this Agreement, the Acquiror shall be entitled to injunctive and other equitable relief as a court may grant. This Section 5.17(c) shall not be construed to limit the Acquiror’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

                    (d) If any court of competent jurisdiction determines that the provisions of this Section 5.17 are illegal or excessively broad as to duration, geographical scope or activity, then any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

                    Section 5.18. Restructuring of GE Holmes Industries. At or prior to the Closing, GE, or an Affiliate of GE, and the Acquiror shall execute and deliver a restructuring agreement related to GE Holmes Industries, LLC containing those terms and conditions set forth in the term sheet contained in Exhibit C-17 and such other terms and conditions, consistent therewith, as the parties to such agreement may agree (the “GEHI Master Restructuring Agreement”), it being understood and agreed that such restructuring shall provide to the Acquiror terms and conditions that are no less favorable (economic and otherwise) as those provided to GE with respect to the Affiliated Company.

                    Section 5.19. Exclusivity. From the date of this Agreement until the Closing or the date this Agreement is terminated under Article IX, neither GE nor any of its Affiliates will knowingly, or will knowingly permit any officer, director, employee or representative of GE nor any of its Affiliates to: (a) initiate or encourage the initiation by others of discussions or negotiations with third parties (other than the Acquiror and its Affiliates and representatives) or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of the Transferred Assets, the Assets, the Business, the Equity Interests or the Minority Interests (an “acquisition proposal”), other than (i) sales or dispositions of inventory or other assets in the ordinary course of business consistent with past practice, (ii) as otherwise contemplated by the Transaction Agreements or, (iii) consented to by the Acquiror (“Permitted Transactions”), (b) enter into or participate in any discussion, negotiation or agreement with respect to any such acquisition proposal (other than Permitted Transactions), or (c) furnish any non-public information to any third party in connection with an acquisition proposal (other than Permitted Transactions). GE and its Affiliates shall promptly advise the Acquiror of any acquisition proposal (other than Permitted Transactions), or inquiry regarding the making of an acquisition proposal (other than Permitted Transactions), including any requests for information, the material terms and conditions of such request and the identity of the person making such a request or proposal.

                    Section 5.20. Rechi Supply Agreement. At or prior to the Closing, the Acquiror and Affiliated Supplier shall execute and deliver the Rechi Supply Agreement for the manufacture and supply of 10, 15, 20 and 30 frame hermetic stators and rotors to the Acquiror for resale to third parties. GE will condition the transfer to Rechi of its shares in the Non-Transferred Affiliated Company, which after the transfer will wholly own the Affiliated Supplier, on the execution and delivery of the Rechi Supply Agreement, the terms and conditions of which agreement shall be no less favorable than those provided to GE under its current GE Sourcing Agreement and in any event satisfactory and acceptable to the Acquiror.

                    Section 5.21. Access. GE intends to conduct, at its cost, such environmental inspections, investigations and testing (including Phase I, Phase II and audits) of the operations of the Business and the Real Properties as GE may reasonably determine appropriate to document the compliance status of the Business and the environmental condition of the Real Properties as of the Closing Date. Acquiror

agrees that GE shall have reasonable access to the Real Properties on or after the Closing Date to the extent required to complete such investigations; provided, however, that GE shall complete its activities no later than 45 days after the Closing Date.

                    Section 5.22. Excess Inventory. If the aggregate value of the Inventory of the Business as of the Closing Date will be in excess of $18,800,000, as reasonably determined by GE within three Business Days prior to the Closing Date, (a) GE will provide written notice to the Acquiror of such excess amount (the “Inventory Notice”) and (b) GE will retain Inventory of the Business with an aggregate value equal to such excess amount, it being understood that GE may select, in its sole discretion, the Inventory to be so retained. The Inventory to be retained by GE pursuant to the terms of this Section 5.22 (the “Excess Inventory”) shall be identified by GE pursuant to the Inventory Notice. For a period of six months commencing on the Closing Date (the “Excess Inventory Purchase Period”), GE agrees that it will offer to sell all such Excess Inventory to the Acquiror at cost and the Acquiror agrees to purchase (or cause its Affiliates to purchase) such Excess Inventory during the Excess Inventory Purchase Period, provided that Acquiror shall have no obligation to purchase more than $1,000,000 of Excess Inventory.

ARTICLE VI

EMPLOYEE MATTERS

                    Section 6.01. Employee Matters. With respect to employee matters, the parties have made the agreements and covenants as set forth in Exhibit D to this Agreement.

ARTICLE VII

TAX MATTERS

                    Section 7.01. Tax Matters Agreement. All representations, warranties, covenants and agreements among the parties with respect to Tax matters are set forth in the Tax Matters Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

                    Section 8.01. Conditions to Obligations of GE. The obligation of GE to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                    (a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date; (ii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) GE shall have received a certificate of the Acquiror to such effect signed by a duly authorized executive officer.

                    (b) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition laws of any relevant foreign jurisdictions which are required to be made or obtained prior to Closing shall have been made or obtained.

                    (c) No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Transferred Assets or the other transactions contemplated by this Agreement.

                    (d) Other Agreements. The Acquiror shall have executed and delivered to GE the Transition Services Agreement, the Trademark License Agreement, the Taylor Street Contract Manufacturing Agreement, the Casa Contract Manufacturing Agreement, the Distribution Agreement, the Wire Mill Supply Agreement, the Procon Supply Agreement, the Sales Representative Agreements, the Amended and Restated Lease and the Warehousing Agreements.

                    (e) GEHI Restructuring. The Acquiror and Holmes Motors Corporation (“Holmes”) shall have executed and delivered the GEHI Master Restructuring Agreement.

                    (f) GR Holdings Buy-Out. Rechi shall have purchased all of GE’s equity interests in GR Holdings (Hong Kong) Ltd. on terms and conditions mutually acceptable to GE and Rechi.

                    Section 8.02. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                    (a) Representations and Warranties; Covenants. (i) The representations and warranties of GE contained in this Agreement and in the Tax Matters Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement and in the Tax Matters Agreement to be complied with by GE on or before the Closing shall have been complied with in all material respects; and (iii) the Acquiror shall have received a certificate of GE to such effect signed by a duly authorized representative of GE.

                    (b) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

                    (c) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition laws of any relevant foreign jurisdictions which are required to be made or obtained prior to Closing shall have been made or obtained.

                    (d) No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Transferred Assets or the other transactions contemplated by this Agreement.

                    (e) Other Agreements. GE and/or its Affiliates, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Acquiror, the Transition Services Agreement, the Trademark License Agreement, the Taylor Street Contract Manufacturing Agreement, the Casa Contract Manufacturing Agreement, the Distribution Agreement, the Wire Mill Supply Agreement, the

Procon Supply Agreement, the Sales Representative Agreements, the Amended and Restated Lease and the Warehousing Agreements.

                    (f) GEHI Restructuring. GE and/or its Affiliates, as applicable, and Holmes shall have executed and delivered, or caused to be executed and delivered, the GEHI Master Restructuring Agreement.

                    (g) Rechi Supply Agreement. Rechi shall have executed and delivered a supply agreement containing those terms and conditions set forth in Exhibit C-18 (the “Rechi Supply Agreement”) and such other terms and conditions as the parties to such agreement may agree.

                    (h) Third Party Consents. GE shall have received and delivered to the Acquiror those consents set forth in Section 8.02(h) of the Disclosure Schedule.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

                    Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

                    (a) by the mutual written consent of GE and the Acquiror;

                    (b) by either GE or the Acquiror if the other party shall have breached the covenant contained in Section 5.16;

                    (c) by the Acquiror if there has been a violation or breach by GE of any of the agreements, representations or warranties contained in this Agreement (i) which has not been waived in writing by the Acquiror and which would cause a failure of satisfaction the condition set forth in Section 8.02(a) and (ii) such violation or breach has not been cured within 30 days of the date written notice of such violation is given to GE by the Acquiror which sets forth the facts and circumstances that constitute such breach or violation; provided, however, that the Acquiror may not exercise such termination right if it is in material violation or breach of any of the agreements, representations or warranties contained in this Agreement.

                    (d) by GE if there has been a violation or breach by the Acquiror of any of the agreements, representations or warranties contained in this Agreement (i) which has not been waived in writing by GE and which would cause a failure of satisfaction of the condition set forth in Section 8.01(a) and (ii) such violation or breach has not been cured within 30 days of the date written notice of such violation or breach is given to the Acquiror by GE which sets forth the facts and circumstances of such violation or breach; provided, however, that GE may not exercise such termination right if GE is in material violation or breach of any of the agreement, representations or warranties contained in this Agreement.

                    (e) by either GE or the Acquiror if the Closing shall not have occurred within 180 days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

                    (f) by either GE or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Transferred Assets.

                    Section 9.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

                    Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.04, and Article X; provided, however, that nothing in this Agreement shall relieve either GE or the Acquiror from liability for (i) failure to perform its obligations under this Agreement or (ii) any willful breach of its representations and warranties set forth in this Agreement.

                    Section 9.04. Extension; Waiver. At any time prior to the Closing, either GE or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

                    Section 10.01. Indemnification by GE. (a) Subject to the terms and conditions of this Article X and Section 11.01, GE shall indemnify, defend and hold harmless the Acquiror and its Affiliates and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                              (i) the inaccuracy or breach of any representations or warranties made by GE in this Agreement, or in the certificate to be delivered by GE at Closing pursuant to Section 8.02(a), to the extent such representations or warranties survive the Closing;

                              (ii) any breach or failure by GE to perform any of its covenants or obligations contained in this Agreement; or

                              (iii) any Excluded Liability (including the failure of the Sellers to perform or in due course pay and discharge any Excluded Liability)

                              (iv) except as otherwise provided in this Agreement (including with respect to any claim for which Acquiror is obligated to indemnify the GE Indemnified Parties under Section 10.02 hereof), any claim or cause of action by any Person or Governmental Authority arising as a result of events occurring or conditions existing before or on the Closing Date against any Acquiror Indemnified Party with respect to the Business, the Business Subsidiary, the Affiliated Company, the Transferred Assets or the operations of the Business Subsidiary or the Affiliated Company.

                    (b) Notwithstanding any other provision to the contrary, (i) GE shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.01(a)(i) (A) if such claim or demand was accepted and reflected in Closing Adjustment and/or the Post-Closing Adjustment calculated in accordance with the procedures set forth in Sections 2.06 and 2.09 through 2.11, and then only to the extent so accepted and reflected, (B) with respect to any claim or series of related claims unless such claim or series of related claims, involves Losses in excess of $25,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses) and (C) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $363,000 after which GE shall be obligated for all Losses of the Acquiror Indemnified Parties in excess of $363,000; but only if such Losses also meet the requirements of subclauses (A) and (B) of clause (i) of this Section 10.01(b); and (ii) the cumulative indemnification obligation of GE under Section 10.01(a)(i) shall in no event exceed $18,125,000; provided, however, that the limitations contained in this Section 10.01(b) shall not apply to claims arising under Section 3.03 or 3.11(b).

                    (c) Notwithstanding any other provision to the contrary, to the extent any Business Patents, Business Trademarks or Other Trademarks are not identified in Section 3.12(d) of the Disclosure Schedule, the only remedy for good faith or innocent breach of the representation and warranty set forth in Section 3.12(d) is that GE shall supplement Section 3.12(d) of the Disclosure Schedule and assign to Acquiror any later discovered Business Patent or Business Trademark as of the Closing Date pursuant to Section 5.12(a), or license to Acquiror any later discovered Other Trademark as of the Closing Date pursuant to Section 5.12(a).

                    Section 10.02. Indemnification by the Acquiror. Subject to the terms and conditions of this Article X and Section 11.01, the Acquiror shall indemnify, defend and hold harmless GE and its Affiliates and Representatives (collectively, the “GE Indemnified Parties”) against, and reimburse any GE Indemnified Party for, all Losses that such GE Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (a) the inaccuracy or breach of any representations or warranties made by the Acquiror in this Agreement, or in the certificate to be delivered by the Acquiror at Closing pursuant to Section 8.01(a);

                    (b) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement;

                    (c) any claim or cause of action by any Person arising after the Closing Date against any GE Indemnified Party with respect to the Business, the Business Subsidiary, the Affiliated Company, the Assets or the operations of the Business Subsidiary or the Affiliated Company (including the Acquiror’s actions with respect to the Business Subsidiary subsequent to the Closing Date), except for any claims with respect to which GE is obligated to indemnify the Acquiror Indemnified Parties under Section 10.01(a) of this Agreement; or

                    (d) any Assumed Liability (including the failure of the Acquiror to perform or in due course pay and discharge any Assumed Liability).

                    Section 10.03. Notification of Claims.

                    (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the

“Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement.

                    (b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that is a Third Party Claim (i) for which it is reasonably likely that the amount of the net liability of the Indemnified Party (after giving effect to all indemnification and insurance recoveries, including indemnification hereunder, reasonably likely to be received by the Indemnified Party on account of such claim) will not exceed the amount of the potential indemnification obligation of the Indemnifying Party and (ii) for which written acknowledgement by the Indemnifying Party that it is obligated to indemnify the Indemnified Party with respect to such claim has been made, the Indemnifying Party may elect to assume the defense and control of any such Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event the Indemnifying Party elects to assume the defense and control of any such Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence reasonably acceptable to the Indemnified Party and shall take all steps reasonably necessary in the defense or settlement of any such Third Party Claim. If the Indemnifying Party, within thirty (30) days of receipt of notice of a Third Party Claim (or sooner, if the nature of the Third Party Claim so requires), does not elect to assume the defense and control of a Third Party Claim, the Indemnified Party will have the right to undertake the defense and control of such Third Party Claim, provided however that the Indemnified Party may not compromise or settle any claims without the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. Following delivery of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that is a Third Party Claim for which it is reasonably likely that the amount of the net liability of the Indemnified Party (after giving effect to all indemnification and insurance recoveries, including indemnification hereunder, reasonably likely to be received by the Indemnified Party on account of such claim) will exceed the amount of the potential indemnification obligation of the Indemnifying Party, the Indemnified Party shall have the right to assume the defense and control of any such Third Party Claim but shall allow the Indemnifying Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. GE or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnifying Party agrees to (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

                    (c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the

Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay, subject to the limitations set forth in Section 10.01(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, then the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.11.

                    Section 10.04. Exclusive Remedies. Except (i) with respect to the matters covered by Sections 2.09 through 2.11 (the terms and conditions of which shall govern any claims, disputes and remedies thereunder) and (ii) for fraud, remedies that cannot be waived as a matter of law and injunctive relief (including the injunctive and other equitable relief provided for in Section 5.17), GE and the Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.01 and 10.02 shall be the sole and exclusive remedies of GE and the Acquiror, respectively, for any breach of this Agreement.

                    Section 10.05. Additional Indemnification Provisions. GE and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement or any other document executed in connection with the Closing (a) each such obligation shall be calculated on an After-Tax Basis and (b) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages or lost profits. In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

                    Section 10.06. Environmental Claims. GE’s obligation to indemnify the Acquiror under Section 10.01(a)(iii) for liabilities and obligations arising under Environmental Law (pursuant to Section 2.02(iii)), including those relating to any pre-Closing release of Hazardous Materials (“Environmental Claims”) are further limited as follows:

                    (a) Third Party Claims and Governmental Authority claims related to alleged pre-Closing violations of Environmental Law or pre-Closing releases of Hazardous Materials (including property damage or personal injury related thereto) shall be noticed as provided in Section 10.03(a) and, to the extent such claim constitutes a matter for which an Acquiror Indemnified Party is entitled to indemnification under this Article X, GE shall assume the control and defense of such claim, subject to the procedures set forth in Section 10.03(b).

                    (b) To the extent a Third Party Claim or Governmental Authority claim requires corrective measures or remediation at the Real Properties, GE shall keep Acquiror reasonably apprised of the status of such Environmental Claim, and shall select consultants and contractors for all work at the Real Properties that are reasonably acceptable to Acquiror. GE shall, to the extent practicable, allow Acquiror an opportunity to review and comment on in advance any work plans, investigations and other environmental remediation activities, incorporate all reasonable comments of the Acquiror, permit Acquiror to participate in phone calls and meetings with Governmental Authorities, and provide copies of any material documents or correspondence from or provided to any Governmental Authority regarding any such claim. Without limiting the generality of the foregoing, the Acquiror agrees to consent to reasonable use restrictions on the Real Properties consistent with risk-based industrial cleanup objectives (to the extent permitted by the relevant Governmental Authority or any applicable lease in existence on the Closing Date and included in the Transferred Assets) or otherwise consistent with continued industrial use, which restrictions shall not unreasonably interfere with the continued operations of the Business.

                    (c) GE’s indemnity obligation with respect to Environmental Claims that are not Third Party Claims or Governmental Authority claims shall arise solely upon the discovery of a pre-Closing environmental condition that requires corrective measures to remedy a violation of applicable Environmental Law or, with respect to releases of Hazardous Material, requires action, including investigative, corrective or remedial, pursuant to Environmental Law. GE shall comply with the cooperation provisions in Section 10.06(b) in implementing any remediation on the Real Properties pursuant to this Section 10.06(c), but in no event will GE be required to conduct remediation beyond that necessary for continued industrial use of the Real Properties, unless a more stringent standard is required under any applicable lease in existence on the Closing Date and included in the Transferred Assets.

                    Section 10.07. Indemnification for Taxes. Notwithstanding anything contained herein to the contrary, with respect to indemnification related to Taxes the Tax Matters Agreement shall control.

ARTICLE XI

GENERAL PROVISIONS

                    Section 11.01. Survival. The representations and warranties of GE and the Acquiror contained in or made pursuant to this Agreement (other than Section 3.07 and Section 3.13, which shall not survive the Closing Date) or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date upon which the Acquiror and its independent public accountants shall have completed an audit of the Acquiror’s financial statements for the year ended December 31, 2005, at which time such representations and warranties shall terminate (and no claims shall be made for indemnification under Sections 10.01(a)(i) or 10.02(a) thereafter; provided, however, that (i) the representations and warranties made in Sections 3.01, 3.02, 3.03 and 3.11(b) (to the extent relating to title to Transferred Assets) shall survive without limitation as to time and (ii) the covenants contained in Sections 5.12 and 5.16 shall terminate on the second anniversary of the Closing. The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed, and GE and the Acquiror hereby waive all applicable statutory or other limitation periods with respect thereto. If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such representations and warranties have different periods of survival hereunder, the termination of the survival period of one representations and warranties shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

                    Section 11.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

                    Section 11.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(i)

if to GE or any other Seller:
GE Consumer and Industrial
Appliance Park 2-225
Louisville, KY 40225
Attention: General Counsel
Facsimile: (502) 452-3279
with a copy to:
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
Attention: Brian J. Fahrney and Chris Abbinante
Facsimile: (312) 853-7036

(ii)

if to the Acquiror:
REGAL-BELOIT Corporation
200 State Street
Beloit, WI 53511
Attention: President
Facsimile: (608) 364-8818
with a copy to:
Foley & Lardner LLP
U.S. Bank Center
777 E. Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Benjamin F. Garmer, III
Facsimile: (414) 297-4900

                    Section 11.04. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement or any Affiliate or Representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without prior notification to the other parties, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

                    Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

                    Section 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of GE and the other Sellers, on the one hand, and the Acquiror, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of GE, the other Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

                    Section 11.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that (i) each of GE and the Acquiror may assign any or all of its rights or obligations under this Agreement to any of its Affiliates, provided that no such assignment shall release GE or the Acquiror (as the case may be) from any liability or obligation under this Agreement, (ii) each of GE and the Acquiror may assign any or all of its respective rights (but not its obligations) under this Agreement to any designee, and (iii) in the event of a merger or consolidation in which a party to this Agreement does not survive the merger or consolidation, such party may assign its rights and obligations under this Agreement to the surviving entity in the merger or consolidation.

                    Section 11.08. No Third-Party Beneficiaries. Except as provided in Article X with respect to GE Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                    Section 11.09. Amendment. No provision of any Transaction Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

                    Section 11.10. Disclosure Schedule. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be manifestly apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

                    Section 11.11. Dispute Resolution. (a) Except as set forth in Sections 2.06 and 2.11 and except with respect to any request for equitable relief (including interim relief) by GE or the Acquiror on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 11.11. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm or ensure performance under Section 5.17.

                    (b) Any party seeking resolution of a Dispute shall first submit the Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will continue for at least 60 days unless the mediator chooses to withdraw sooner.

                    (c) All communications among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

                    Section 11.12. Governing Law. This Agreement and each other Transaction Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to the conflicts of law principles of such state.

                    Section 11.13. Bulk Sales Laws. The Acquiror and GE each hereby waive compliance by GE and the other Asset Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction outside the United States. In accordance with the terms and provisions set forth in Article X, GE agrees to indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with any failure of GE or any other Asset Seller to comply with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction outside the United States.

                    Section 11.14. Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, , paragraph, Exhibit and Schedule are references to the Articles, s, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                    Section 11.15. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

     IN WITNESS WHEREOF, GE and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By: /s/ Lloyd G. Trotter Name: Lloyd G. Trotter Title: Senior Vice President

REGAL-BELOIT CORPORATION

By: /s/James L. Packard Name: James L. Packard Title: Chairman and Chief Executive Officer